FOR IMMEDIATE RELEASE

         Harold's Stores, Inc. Reports Holiday 2005 Sales Results
         Additional $3 Million of Funding by Principal Shareholder

Dallas, TX - January 5, 2006 - Harold's Stores, Inc. (AMEX symbol: HLD), a chain of upscale ladies' and men's specialty apparel stores, announced today holiday season 2005 sales results for the fiscal period from October 30, 2005 through December 31, 2005 ("quarter-to-date") and proposed $3 million of additional working capital funding.

For the quarter-to-date, the Company's total net sales decreased 13.9%, with full-line retail comparable store sales decreasing 16.3%, outlet store comparable sales declining 1.9%, and direct sales (internet and catalog) increasing 73.8% to $560,000. Net sales for the quarter-to-date were $15.7 million, as compared to $18.3 million in the same period last year.

For the year-to-date, the Company's total net sales decreased 1.8%, with full-line retail comparable store sales decreasing 3.9%, outlet store comparable sales increasing 4.6%, and direct sales nearly tripling to $3.0 million. Net sales for the year-to-date were $83.3 million as compared to $84.8 million for the same period in the previous year.

"It was a difficult holiday season for the Company due to a decision earlier this year to alter the timing and quantity of fall and winter receipts of apparel and accessories," said Leonard M. Snyder, Interim Chief Executive Officer. Snyder continued, "This resulted in full-line store inventory levels for the holiday season being approximately 25% below last year levels, with the shortfall substantially in holiday apparel and accessories, so that the Company had neither enough gift-giving nor wear-now apparel available in its full-line stores. We had originally believed that our mix of inventory, which favored new resort and lower levels of fall and winter versus 2004, would work to our advantage, but quantities proved insufficient. Moreover, the very spring-like resort apparel, which was delivered to the stores December 1, could not offset the demand for wear-now apparel. The Company has undertaken a thorough review of its full 2006 seasonal plans to ensure proper timing and quantity of merchandise throughout the year."

The Company's principal shareholder has indicated his intention to provide an additional $3 million of funding for the Company, on terms to be negotiated by the Company and the shareholder. This additional funding is expected to supplement the Company's existing bank working capital facility, to support the 2006 merchandise initiatives and the opening of replacement stores in Greenville, SC and Charlotte, NC and new full-line locations in Montgomery, AL and Little Rock, AR during 2006. Completion of the transaction is subject to documentation and negotiation of final terms, and provided there are no unexpected issues, closing should take place by the end of January 2006.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (AMEX symbol: HLD) currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045